EXHIBIT 4.9
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
First Industrial Realty Trust, Inc. (“the Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (the “common stock”). The following summary of the Company’s common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.10 is a part. Unless stated otherwise or the context requires otherwise, the terms “we,” “our” and “us” refer to the Company.
General
Under our charter, the Company has authority to issue 225 million shares of its common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation’s debts or obligations. Stockholders may, however, be liable for contribution if they knowingly receive an improper distribution from the Company in violation of the Company’s charter or Maryland law.
Terms
Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our charter regarding excess stock, common stockholders will be entitled to receive dividends on shares of common stock if, as and when authorized and declared by our board of directors out of assets legally available for that purpose. Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our charter regarding excess stock, common stockholders will share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.
Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, common stockholders will possess the exclusive voting power of the Company. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.
Common stockholders have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.
Subject to the provisions of our charter regarding excess stock, all shares of common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.
Under the Maryland General Corporation Law (the “MGCL”), a corporation generally cannot, subject to certain exceptions, dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless, and only in certain situations, the corporation’s charter provides for a lesser percentage requirement, which percentage shall not be less than a majority of all of the votes to be cast on the matter. Our charter does not provide for a lesser percentage in such situations.
The Company’s common stock is listed on the New York Stock Exchange, and the transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
Restrictions on Ownership
For the Company to qualify as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. For various purposes, including to ensure that we remain a qualified REIT, our charter, subject to certain exceptions, provides that no person (or group, as declared in Section 13(d) of the Exchange Act) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.8% of our total capital stock, or more than 9.8% of either our common stock or our preferred stock, as a class. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock.
Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically constitute shares of “excess stock,” as defined in our charter, that will be transferred, by operation of law, to a trust for the exclusive benefit of one or more charitable organizations selected by our board of directors. The trustee of the charitable trust will have the right to vote the shares while the excess stock is held in trust, and any dividend or distribution payable with respect to the excess stock will be paid to the trustee of the charitable trust.
In addition, we will have the right, for a period of 90 days after the later of the date of any event that resulted in excess stock or the date on which the board of directors determines that such an event has occurred, to purchase all or any portion of the excess stock from the original stockholder at the lesser of the price paid for the capital stock by the original stockholder (or, in the case of a transfer without value or an event other than a transfer that results in excess stock, the market price on the date of such event) and the market price of the capital stock on the date we exercise our option to purchase, as determined in the manner set forth in our charter. The 90-day period begins on the date of the violative event if the original stockholder gives notice to us of the event or, if no such notice is given, the date the board of directors determines that a violative event has occurred. We may also direct the trustee to transfer the shares to a third party whose ownership would not violate our restrictions on transfer. For this transfer, proceeds would be distributed in a manner comparable to the distribution of proceeds from a Company purchase.

Preferred Stock
Under the Company’s charter, the Company has authority to issue 10 million shares of its preferred stock, par value $.01 per share. The board of directors may, from time to time, authorize the issuance of shares of preferred stock in one or more series. Prior to issuance of shares of each series, the Company’s board of directors is required by the MGCL and our charter to fix for each series, subject to the provisions of the charter regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of those shares as may be permitted by Maryland law. These rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any payments to holders of common stock or other capital stock of the Company ranking junior to the preferred stock or include voting rights that limit the voting power of the holders of common stock of the Company. The preferred stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of those shares of common stock.
Certain Provisions of Maryland Law and the Company’s Charter and Bylaws
The following summary of certain provisions of Maryland law is not complete and is qualified by reference to Maryland law and the Company’s charter and bylaws.
Business Combinations
Under the MGCL, certain “business combinations” (as defined in the MGCL) between a Maryland corporation and an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Under the MGCL, an “interested stockholder” includes a person (other than the corporation or any subsidiary) who is:
•the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or
•is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding stock of the corporation (i) at any time within the two-year period immediately prior to the date in question, and (ii) after the date on which the corporation had 100 or more beneficial owners of its stock.
Business combinations for the purposes of the preceding paragraph are defined by the MGCL to include certain mergers, consolidations, recapitalizations, share exchanges and asset transfers, some issuances and reclassifications of equity securities, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan advance, guarantee, pledge or other financial assistance or tax advantage provided by the Company. After the five-year moratorium period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by any affiliate or associate of the interested stockholder voting together as a single voting group.
The super-majority vote requirements will not apply if, among other things, the corporation’s stockholders receive an aggregate amount of cash and non-cash consideration that has a market value determined as of the valuation date and in accordance with the requirements of Section 3-603(b)(1) or (2), as applicable, of the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the most recent time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
The MGCL provides that “control shares” (as defined in the MGCL) of a Maryland corporation acquired in a “control share acquisition” (as defined in the MGCL) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiring person (meaning the person who makes or proposes to make a control share acquisition) or by officers of the corporation or directors who are also employees of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third of all voting power;
•one-third or more but less than a majority of all voting power; or
•a majority or more of all voting power.
Following the enactment of Maryland House Bill 781, which became effective on October 1, 2021, the definition of “Control shares” also includes shares of stock within any range of voting power described in the above paragraph, even if the initial shares acquired within the applicable range of voting power are excluded from a control share acquisition.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of ownership of or power to direct the voting power of issued and outstanding control shares, subject to certain exceptions.
An acquiring person may compel the board of directors, upon satisfaction of certain conditions, including an undertaking to pay certain expenses, to call a special meeting of stockholders to be held within 50 days after receiving a demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, at any time during a period commencing on the 11th day after the control share acquisition and ending 60 days after an acquiring person statement has been delivered. The corporation’s redemption of the control shares will be for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to an acquisition of shares:
•before November 4, 1988;
•under a contract made before November 4, 1988;
•under the laws of descent and distribution;
•under the satisfaction of a pledge of other security interest created in good faith and not for the purpose of circumventing the control share acquisition statute;
•under a merger, consolidation or share exchange if the corporation is a party to the transaction;
•within one-tenth or more but less than one-fifth of all voting power of outstanding shares of the corporation before June 1, 2000;
•at a time when the corporation is not subject to the control share acquisition statute; or
•in accordance with a contract entered into at a time when the corporation is not subject to the control share acquisition statute.

Our bylaws contain a provision exempting any and all acquisitions of our shares of capital stock from the control share provisions of the MGCL. There can be no assurance that this bylaw provision will not be amended or eliminated in the future.
Title 3, Subtitle 8 of the MGCL
Subtitle 8 of Title 3 of the MGCL allows Maryland corporations with a class of equity securities registered under the Exchange Act to elect to be governed by all or any part of certain Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:
•officers or employees of the corporation;
•persons seeking to acquire control of the corporation;
•directors, officers, affiliates or associates of any person seeking to acquire control; or
•nominated or designated as directors by a person seeking to acquire control.
Subtitle 8 provides that a Maryland corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing charter or bylaws:
•a classified board;
•a two-thirds stockholder vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;

•a requirement that a vacancy on the board be filled only by the majority vote of the remaining directors, even if the remaining directors do not constitute a quorum, and any such director elected to fill a vacancy shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies; or
•a majority stockholder vote requirement for the calling of a special meeting of stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the Chairman of our board of directors, our President or a majority of the board of directors, the request of stockholders entitled to cast a majority of all votes entitled to be cast to call a special meeting.
Restrictions on Ownership
For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year. For the purpose, among others, of assisting the Company in meeting this requirement, we may from time to time take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of our outstanding equity securities.
Amendment of Charter
Our charter may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, except that the affirmative vote of a majority of the board of directors is required to change the name of the Company or change the name or other designation or the par value of any class or series of stock of the Company and the aggregate par value of the stock of the Company.
Meetings of Stockholders
Our bylaws provide for annual meetings of stockholders to be held on such date and time as may be established from time to time by our board of directors. Special meetings of stockholders may be called by:
•our Chairman of the board of directors or our President;
•a majority of the board of directors; or
•the Secretary upon the written request of stockholders holding at least a majority of our outstanding capital stock entitled to vote at the meeting.
Our bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the Company’s proxy statement in connection with the previous year’s annual meeting of stockholders. In the event that the annual meeting of stockholders is advanced or delayed by more than 30 calendar days from the anniversary of the previous year’s annual meeting, stockholders generally must provide written notice within 10 calendar days after the date on which notice of the meeting is mailed to stockholders or the date the meeting is publicly disclosed.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal. Our bylaws may have those effects without regard to whether consideration of the nominees or proposal might be harmful or beneficial to us and our stockholders.
Exclusive Forum Provision
Our bylaws provide that, unless the Company consents in writing to the selection of an alternate forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the MGCL or the Company’s charter or bylaws or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.